CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

AMERICAN REALTY CAPITAL PROPERTIES, INC.
ANNOUNCES CREDIT UPGRADE OF TWO TENANTS IN 59 PROPERTIES

NEW YORK, NY, December 1, 2011 — American Realty Capital Properties, Inc. (the “Company”) announced today that Standard & Poor's Ratings Services (S&P) has upgraded the credit ratings of two Citizens Financial Group, Inc. subsidiaries that are tenants of the Company, RBS Citizens, N.A., and Citizens Bank of Pennsylvania, from “A-/A2” to “A/A1.” S&P also affirmed its stable outlook for both subsidiaries. The Company’s portfolio includes 55 properties that are leased to RBS Citizens, N.A. and four properties that are leased to Citizens Bank of Pennsylvania.

“Citizens Bank has a strong competitive position as a major U.S. bank with good market share, particularly in New England, the Mid-Atlantic and the Midwest” observed Nicholas S. Schorsch, CEO of the Company.  “With the recent turmoil in the global markets and recent downgrades of many major financial institutions by the ratings agencies, we are pleased to see S&P’s credit rating upgrade of our tenants, RBS Citizens and Citizens Bank of Pennsylvania, and recognition as strong U.S. regional banks.”

American Realty Capital Properties, Inc. is a publicly-traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust focused on owning and acquiring single tenant freestanding commercial properties subject to medium-term net leases with high credit quality tenants.  Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

For more information about this announcement, please contact Tony DeFazio of DeFazio Communications, LLC at 484-532-7783 or tony@defaziocommunications.com.

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